Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation or Organization	Ownership Interest	Names Under Which Subsidiary Does Business

WAHA Technologies, Inc.	Georgia	100%	Same
SPRE Commercial Group, Inc.	Georgia	100%	Same
SPRE WATONGA OK, LLC(1)	Georgia	100%	Same
SPRE Denton TX, LLC(1)	Georgia	100%	Same
SPRE FOREST CITY NC, LLC(1)	Georgia	100%	Same
SPRE Montgomery City MO, LLC(1)	Georgia	100%	Same
SPRE TULSA OK, LLC(1)	Georgia	100%	Same
SPRE Washington GA, LLC(1)	Georgia	100%	Same
THE CLOUD MINDERS INC.	Delaware	100%	Same
SPRE WATONGA OK HPC, LLC(2)	Georgia	100%	Same
QAI Moon, LLC(3)	Georgia	51%	Same
SPRE BROOKLYN NY, LLC	Georgia	(4)	Same
SPRE NKC MO, LLC	Georgia	(5)	Same
SPRE PHL PA, LLC	Georgia	(6)	Same
QAI Moon NKC SPV 1 LLC	Delaware	(4)	Same

(1)	100% owned by SPRE Commercial Group, Inc. and, therefore, indirectly owned by QumulusAI, Inc.
(2)	100% owned by SPRE WATONGA OK, LLC and, therefore, indirectly owned by QumulusAI, Inc.
(3)	51% owned by THE CLOUD MINDERS INC. and, therefore, indirectly partially owned by QumulusAI, Inc.
(4)	100% owned by QAI Moon, LLC and, therefore, indirectly partially owned by QumulusAI, Inc.
(5)	35% owned by THE CLOUD MINDERS INC. and 30% owned by QAI Moon, LLC and, therefore, indirectly partially owned by QumulusAI, Inc.
(6)	55% owned by QAI Moon, LLC and 22.5% owned by THE CLOUD MINDERS INC. and, therefore, indirectly partially owned by QumulusAI, Inc.